Exhibit 6.1

EX-6.1

ARTICLES OF MERGER



                           ARTICLES OF MERGER
                                   OF
                        INTEGRATED DIRECT, INC.,
                         A DELAWARE CORPORATION

                                  INTO

                         WOLFSTONE CORPORATION,
                         A  NEVADA  CORPORATION

Articles of Merger made this made this 23rd day of February, 1999 by Integrated Direct, Inc., a Delaware corporation, hereinafter called the "Delaware Company", and Wolfstone Corporation, a

Nevada corporation, hereinafter called the "Nevada Company", the two corporation being herein after sometimes called the Constituent Companies.

WHEREAS, the Board of Directors of each of the Constituent Companies deem it advisable and generally to the welfare of the Constituent Companies that the Delaware Company merge with and into the Nevada Company under and pursuant to the provisions of Title 8 Section 258 of the Delaware General Corporation Statutes and Section 78.475 of the Nevada Revised Statues; pursuant to an exemption from the registration provisions of the securities Act of 1933
(145)(a)(2), ("SEC Rule 145"), and in accordance with Section 368(a)(1)(f) of the Internal Revenue Code of 1986 as amended in order that the domicile of the Delaware Company may be changed to the State of Nevada, and

WHEREAS, the Delaware Company is a corporation the domicile of which was changed to the State of Delaware in June of 1990, from the State of Minnesota, and has authorized capital stock consisting of 35,000,000 shares of common stock, $0.001 par value per share, of which 12,299,664 shares have been duly issued and are now outstanding, and

WHEREAS, the Nevada Company is a corporation duly organized under the laws of the State of Nevada having been incorporated November


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6, 1998, has authorized capital stock consisting of 20,000,000 shares of which all are voting shares of common stock $.001 par value per each share, and 10,000 shares of class B, convertible preferred stock, $40. par, and

WHEREAS, the Nevada Company and the Delaware Company shareholders have duly approved a merger between the Delaware Company and the Nevada Company, whereby the two companies shall become one corporation,

NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, and of the mutual benefits hereby provided, it is agreed by and between the Constituent Companies as follows:

1. MERGER: The Delaware Company and the Nevada Company shall hereby become merged. The result of said merger shall be the two Constituents will cease to be separate entities and will become one corporation.

2. EFFECTIVE DATE: This Merger, for all practical purposes of the business of both Constituents shall be considered effective at the date and hour as executed by duly authorized signatures of both Constituents. These Articles of Merger shall be duly filed with the Offices of the Secretaries of State of both the States of Delaware, and Nevada. With the filing of the Form-10 with the United States Securities and Exchange Commission, these Articles of Merger shall be duly filed therein.

(a) For all purposes of the laws of the State of Delaware, these Articles of Merger and the merger herein provided for shall become effective and the separate existence of the Delaware Company a Delaware corporation, except insofar as it may be continued by state statute, shall cease on the Effective Date hereof.

(b) For all purposes of the laws of the State of Nevada, these Articles of Merger and the merger herein provided for shall become effective as soon as said Articles of Merger shall have been filed with the Office of the Secretary of State of the State of Nevada.

(c) The corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of the Delaware Company shall continue unaffected and unimpaired by the merger hereby provided for; and the corporate identities, existence,


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purposes, powers, objects, franchises, rights and immunities of the Delaware
Company shall be continued in and merged into and with the Nevada Company and shall be fully vested therewith.

(d) On the Effective Date the Constituent Companies shall no longer be a single corporation.

3. SURVIVING CORPORATION: The Survivor Company shall survive the merger herein contemplated and shall hereafter be governed by the laws of its new domicile, the State of Nevada. The Company though newly domiciled in Nevada, may be served in Nevada, for the enforcement of the rights of any dissenting shareholder of the Company while its domicile was still the State of Delaware. The Nevada Company has irrevocably adopted Delaware Statue (61-1-1 et Seq.) for the purpose of protecting the rights of dissenting shareholders, if any, to this Plan of Merger.

4. ARTICLES OF INCORPORATION: The Articles of Incorporation of the Nevada Company as presently exist shall continue to be the Articles of Incorporation of the Surviving Company at the effective date hereof.

5. BYLAWS: The bylaws of the Nevada Company as presently exist shall be the By-Laws of the Surviving Company on the effective date hereof.

6. BOARD OF DIRECTORS AND OFFICERS: The current members of the board of directors and the officers of the Nevada Company, shall, immediately after the effective date of the merger, be installed as the new members of the board of directors and the officers, respectively, of the Survivor Corporation, and such persons shall serve in such offices, respectively, for the terms provided by law or in the By-laws, or until their respective successors are elected and qualified.

7. AUTHORITY TO CONDUCT BUSINESS: The Surviving Company will file its application for authority to conduct business in any States it plans to do business in, immediately upon completion of the Merger.

8. CONVERSION OF SHARES: The ratio of conversion of shares from stock held prior to the merger, to new, post merger shares is as follows: Immediately upon the Effective Date of Merger, each share of stock of the Delaware Company outstanding, of which approximately 44 percent of the issued and outstanding


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shares of the Delaware Company are in the hands of the public, without any action on the part of the holder thereof shall automatically become and be converted into common stock of the Surviving corporate entity at the rate of 1 share of (new) common stock to be received in exchange for each 20 s hares of the (old) common stock.

9. RIGHTS OF SHAREHOLDERS: After the Effective Date of Merger, any holder of a certificate or certificates which theretofore represented shares of Common Stock of the previously-Delaware Company may surrender the same to the Transfer Agent, First American Stock Transfer, Inc., PO Box 47700-155, Phoenix, Arizona 85068-7700, for the exchange of said certificates.

10. AUTHORIZATION: The parties hereto acknowledge and respectively represent that this Merger Agreement is authorized by all respective applicable laws and statutes of the respective States of domicile of the Constituent Companies; applicable SEC Rules and provisions and the applicable IRS Code, and that the matter of this merger was approved at a special shareholders meeting of the respective companies at which the shareholders voted.

A majority of the Delaware Company common shares entitled to vote, voted in favor of this Merger. Of the number of shareholders who responded to the proposal for the Merger, all voted unanimously to execute the Merger. No votes were cast in opposition to the Merger.

One hundred percent of the Nevada Company common shares entitled to vole, voted unanimously in favor of the Merger. No votes were cast in opposition to the Merger.

11. OTHER ASSURANCES OF TITLE: As and when requested both the Nevada Company and the Delaware Company will execute and deliver or cause to be executed and delivered all such deeds and instruments, and will take or cause to be taken all such further action as may be deemed necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of any property, or prior agreements with other parties which will in the future, vest value into the (Survivor) Company.

12.  SERVICE OF PROCESS ON SURVIVING CORPORATION:  The Surviving
Company may served at the Resident Agent: Swanson Law Offices,


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Chtd., 1200 South Eastern Avenue, Las Vegas, Nevada 89701, until further notice.

13. SHAREHOLDERS RIGHT TO PAYMENT: The Surviving Corporation agrees that subject to the provisions of the General Business Corporation Law of the State of Delaware, it will pay to the shareholders of the Delaware Company the amounts, if any, to which such shareholders may be entitled under the provisions of the above statutes of the laws of Delaware as the case may be.

14. ABANDONMENT: This Plan of Reorganization and Merger may be abandoned (a) by either Constituent Corporation, acting by its Board of Directors, at any time prior to its adoption by the shareholders of both of the Constituent Companies as provided by law, or (b) by the mutual consent of the Constituent Companies, acting each by its Board of Directors, at any time after such adoption by such shareholders and prior to the effective date of the merger. In the event of abandonment of the Plan of Reorganization and Merger pursuant to (a) above, notice thereof shall be given by the Board of Directors of the Constituent Company so terminating to the other Constituent Company, and thereupon, or abandonment pursuant to (b) above, this Plan of Reorganization and Merger shall become wholly void and of no effect and there shall be no further liability or obligation hereunder on the part of either of the Constituent Companies or of its Board of Directors or Shareholders.

IN WITNESS WHEREOF, each of the corporate parties hereto pursuant to authority duly granted by its Board of Directors, has caused this Plan of Reorganization and Merger to be executed by its respective officers and its corporate seal to be affixed thereto.

Wolfstone Corporation                    Integrated Direct, Inc..


By: /s/  Gary C. Duncan                  By: /s/  Robert L.
Cashman
Gary C. Duncan                           Robert L. Cashman
President & Director                     President & Director

Attest:                                  Attest:

/s/  M. Nicole Rolfe                    /s/  Karen J. Fowler
M. Nicole Rolfe                         Karen J. Fowler
Acting Secretary                               Secretary

State Of California      )


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                         )ss

County Of Orange         )

This instrument was acknowledged before me this 23rd day of

February, 1999, by Robert L. Cashman  and Karen J. Fowler known to me to be the Officers and Directors of Integrated Direct,

Inc., as set forth under their respective signatures.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this 23rd day of February, 1999.

By: /s/
Notary Public

State Of California                 )
                                    )ss
County Of Sacramento                )

This instrument was acknowledged before me this 23rd day of February, 1999, by Gary C. Duncan and M. Nicole Rolfe known to me to be the Officers and Directors of the Wolfstone Corporation, as set forth under their respective signatures.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this 23th day of February, 1999.

By: /s/
Notary Public